Fourth Quarter and Full-Year 2013 Conference Call

Operator

Welcome to the OurPet’s Company fourth quarter 2013 conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow management’s remarks. (Operator issues instructions). As a reminder, this conference is being recorded.

Scott Mendes, Chief Financial Officer

Thank you, Jen. Today’s conference call marks a new beginning for OurPet’s Company and underscores our commitment to communicate with investors. Following the market close we issued an earnings release concerning our fourth quarter and full-year 2013 financial results which is posted on our website.

The information provided during this afternoon’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ are presented in our 2012 Form 10-K and in other company SEC filings, as well as today’s earnings release.

Our remarks will include certain references to the non-GAAP financial measure of EBITDA. EBITDA is defined as net income, plus interest expense, plus income tax expense, plus depreciation, and amortization expense.

As the investment community has often requested the EBITDA calculation to help them evaluate performance, management has chosen to provide this disclosure. Although EBITDA is widely used in the investment community as a benchmark to reflect operating performance, financing capability and liquidity, it is not regarded as a measure of operating performance and liquidity under generally accepted accounting principles (“GAAP”). It also does not represent cash flows from operating activities. In addition, the Company’s EBITDA may not be comparable to similar indicators provided by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss), or any component thereof, in accordance with GAAP.

There is a table in our fourth quarter 2013 earnings release which includes specific detail concerning this non-GAAP financial measures.

Presenting remarks today are, in order of speaking, Dr. Steve Tsengas, Chairman and CEO, and then I will highlight our financial results for the fourth quarter and full-year 2013. I will now turn the call over to Dr. Steve Tsengas.

Dr. Steve Tsengas—President and CEO

Thank you, Scott. Good afternoon and I also want to welcome you to this conference call. We are pleased with our fourth quarter and full-year 2013 results. The quarterly results confirm the progress we are making sequentially and year over year, while the 2013 results provide additional perspective as to how far we have come during the past 12 months. Scott will review the financial results following my remarks.

During the past year we have increased our investment in key areas throughout the company to position OurPet’s Company for sustainable growth and increased profitability. Our efforts are driven by a dual-brand strategy which includes OurPets® supported by premium, innovative brand products exclusively for the pet specialty channel and Pet®Zone that is focused on pet-specialty quality products at affordable prices, which are sold through the Food/Drug/Mass Merchandise channel. It is supported by a product portfolio with over 150 products that have patents issued or are pending.

Implementation of our strategy is focused on three growth categories, including feline waste management solutions; interactive cat and dog toys; and, healthy feeding and storage systems. Importantly, we are not just entering each of these categories; but, are leveraging our current positions through new products and an experienced marketing and sales team to increase sales in domestic and global markets. We are also experiencing strong sales growth through e-commerce channels, particularly Amazon. Industry growth forecasts for the categories that represent our strategic focus are two to three times expectations for the overall pet industry.

Our pipeline of products has never been stronger. This month we re-launched SmartScoop at multiple price points following major improvements. SmartScoop will be complemented with such new products as EZ Semi-Automatic Cat Litter Box, Fresh Scoop Litter Box as well as other cat odor and control products and accessories. Next month we will also be introducing a line of odorLESS™ products based on patent pending technology. We expect these lines will gain solid penetration among feline waste management products and become a substantial driver of sales growth over time. We estimate that feline waste and odor control solutions, excluding cat litter, is approximately a $250 million annual sales category.

The company’s strong position in the interactive cat and dog toys and accessories continues to strengthen through the combined efforts of developing new, innovative products and having an experienced sales team to gain increased sales through our strategic growth categories. We will be expanding our current lines of interactive toys that include Pay-N-Squeak and Cosmic Catnip toys for cats and FLAPPY and Smarter Toys for dogs, with the introduction of Corknip Cat Toys and scent-based dog toys this year. This product category represents approximately $315 million of annual sales.

Our first product in 1995 was a big dog feeder, which addressed feeding needs for larger dogs. This also represented the launch of a line of raised feeders that are available in multiple heights and are an integral part of the healthy feeding and storage systems category. DuraPet® Premium Bowls, which are made of high quality, heavy-duty stainless steel with a permanently bonded rubber ring in the base is among our largest selling products. We plan to introduce new, innovative elevated feeders and storage products later this year. Annual sales of healthy feeding and storage systems category are about $100 million.

Our strategy, our people and the allocation of our resources are all focused on exploiting opportunities to grow aggressively in each of the three categories we have chosen. Based on the actions we have taken to strengthen our infrastructure and talent.

In the past few years, coupled with our growing, innovative product portfolio, we sincerely believe that 2014 can be a breakout year.

If you plan to be in the Orlando, Florida area next month I want to extend an invitation for you to visit us at the Global Pet Expo on March 12th through 14th, which is the pet industry’s largest annual trade show that attracts pet product buyers from around the globe.

I will now turn the call over to Scott Mendes.

Scott Mendes-Chief Financial Officer

Thank you, Steve. As Steve stated, we are pleased with our fourth quarter 2013 results. Our business fundamentals are improving and they are supported by stronger operating results plus a stronger balance sheet compared to a year ago.

Net revenue increased to a record $6,027,389 for the fourth quarter 2013, driven by higher sales of cat toys, particularly Play-n-Squeak and Cosmic products. The modest increase in net revenue compared to the fourth quarter 2012 is attributable to Q4’12 having had a $250,000 sale to club stores that was not repeated in 2013. We continue to diversify our revenue mix through targeted sales channels consistent with our growth strategy. As a result, we exited the year at a much higher run-rate and look forward to building upon these achievements in 2014.

Specific initiatives we have been working on the past few years are beginning to be reflected in our gross profit, both in dollars and as a percent of net revenue. Stronger global supply chain management, better inventory controls, and benefits from our relatively new ERP system, are leveraging our net revenue growth and contributing to our improved performance. For the fourth quarter 2013, gross profit increased 7% to $1,966,007 and gross profit margin was 32.6% versus 30.8% for the fourth quarter of 2012. For the full year 2013, gross profit margin increased 3.9 percentage points to 31.0%. We will continue to seek ways to further enhance our gross profit going forward.

Selling, general and administrative expenses decreased 6% to $1,394,321 for the three months ended December 31, 2013. This was principally due to reductions in our selling and marketing expenses as we restructured those departments. Underscoring this improvement, SG&A expenses declined to 23.1% of net revenue for the fourth quarter 2013 from 24.9% the prior year. On a year-over-year basis, SG&A expenses were 23.0% for 2013 or 2 percentage points below 2012.

Income from operations increased 62% to $571,686 for the fourth quarter 2014, reflecting the combination of higher sales, higher gross profit and lower SG&A expenses compared to a year ago. For the year 2013, income from operations more than quadrupled to $1,717,805 from the prior year.

There was $87,997 of other income for the fourth quarter 2013 related to litigation and insurance settlements versus other expense of $11,551 for the fourth quarter 2012.

Interest expense declined to $34,594 for the final three months of 2013 as a portion of improved cash from operations was used to reduce debt outstanding.

Income before taxes more than doubled to $625,089 for the fourth quarter 2013 versus $301,985 for the same period in 2012. Income tax expense represented 40% of income before taxes for the fourth quarter 2013 compared to 23% a year ago.

EBITDA was $813,237 for the fourth quarter 2013 compared to $508,093 for the fourth quarter 2012.

Net income was $375,355 or $0.02 per share for the three months ended December 31, 2013, versus $232,653 or $0.01 per share the prior year.

Net cash provided by operating activities was $179,120 for the fourth quarter 2013 compared to net cash used by operating activities of $309,017 for the same period a year ago. For the twelve months ended December 31, 2013, net cash provided by operating activities increased 80% to $997,839.

We ended 2013 on a strong note and are optimistic regarding opportunities to further improve our performance in 2014.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Questions and answers

Ladies and gentlemen, we have reached the end of our conference time. I’d like to turn the call back over to Dr. Steve Tsengas for his closing comments.

Dr. Steve Tsengas

Thank you, Jen. The pet industry remains strong and the three categories where our strategy remains focused are each growing and forecasted to grow at high single digit rates annually. As I noted earlier in my remarks, we have strong product lines that will continue to benefit from a solid pipeline of new products. Importantly, we are now positioned to exploit growth opportunities through an experienced marketing and sales team. We have increased confidence in the success of these efforts that are supported by a stronger balance sheet and improved systems to make faster, more informed decisions.

We appreciate your participation on today’s conference call and we look forward to sharing our 2014 first quarter results with you in late April. Scott will now provide final instructions for the call.

Scott Mendes

Thank you, Steve. A replay of this conference call will be available in approximately one hour on the Company’s website, www.ourpets.com, in the Corporate Investors section of the website. We appreciate your interest and participation this afternoon. This concludes our call and you may now disconnect your line. Good bye.